Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2016

Wilmington, MA (October 19, 2016) -- UniFirst Corporation (NYSE: UNF) today announced results for its fourth quarter and full year ended August 27, 2016. Revenues for the quarter were $363.8 million, up 1.3% from $359.2 million in the same year ago period. Net income was $35.5 million ($1.74 per diluted share), compared to $28.9 million ($1.43 per diluted share) in the fourth quarter of fiscal 2015. Full year revenues were $1.468 billion, up 0.8% from fiscal 2015. Net income for the full year was $125.0 million ($6.17 per diluted share) compared to $124.3 million ($6.15 per diluted share) in the prior year.

These results include the positive effect of a settlement the Company entered into during the fourth quarter. The settlement related to environmental litigation and resulted in a $15.9 million gain that was recorded as a reduction of fourth quarter and full year selling and administrative expenses. Excluding the effect of this settlement, adjusted net income for the quarter was $25.8 million ($1.27 per diluted share), down 10.8% from a year ago. Full year adjusted net income was $115.3 million ($5.69 per diluted share) down 7.2% from net income in the prior fiscal year. (See reconciliation table for details)

The current quarter results also reflect a $3.5 million increase to the Company’s reserves for environmental contingencies. This charge, which is unrelated to the settlement discussed above, was also recorded in selling and administrative expense and decreased fourth quarter net income by $2.1 million ($0.11 per diluted share). By comparison, in the fourth quarter of fiscal 2015, the Company increased its reserves for environmental contingencies by $1.3 million, which reduced net income by $0.8 million ($0.04 per diluted share).

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “Our growth during the fourth quarter continued to be negatively affected by the loss of uniform wearers and customers in energy dependent markets in the United States and Canada. However, we are encouraged that the recent trend of wearer levels at our existing customers, although still negative, appears to be improving as we move into fiscal 2017. We continue to focus on matters within our control, such as providing high quality service to our broad customer base as well as selling prospective customers on the value of our products and services.”

Core Laundry revenues in the quarter were $331.7 million, up 1.6% from those reported in the prior year’s fourth quarter. Adjusting for the effect of acquisitions and a weaker Canadian dollar, revenues grew 1.1%. This segment’s operating income, adjusted to exclude the positive affect of the settlement discussed above (see reconciliation for details), was $38.3 million in the quarter, a 10.6% decrease from the prior year. Its adjusted operating margin was 11.6%, down from 13.1% for the same period in fiscal 2015. This decline was partially the result of the increase made to reserves for environmental contingencies discussed earlier. In addition, many of this segment’s expenses, including those related to its production facilities as well as selling and administrative efforts, were higher as a percentage of revenues than in the prior year. These items were partially offset by lower energy expenses during the quarter compared to a year ago.

Revenues and operating income in the quarter for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, declined 2.8% and 18.5%, respectively, compared to a year ago. This segment’s results can vary significantly from period to period due to seasonality and the timing of reactor outages and projects. For the full year, this segment produced solid results, with revenues and operating income growing 4.3% and 38.7%, respectively, over the same period a year ago.

UniFirst continues to maintain a strong balance sheet with no long-term debt and increasing cash balances. Net cash provided by operating activities for full year fiscal 2016 was $207.6 million and cash and equivalents at the end of fiscal 2016 totaled $363.8 million, up from $276.6 million at the end of fiscal 2015.

Outlook

Mr. Croatti continued, “At this time, we expect that our fiscal 2017 revenues will be between $1.550 billion and $1.565 billion and full year diluted EPS will be between $5.00 and $5.15. The projected decline in our earnings next year is primarily the result of the slower top line growth we have recently been experiencing coupled with increases in labor and labor related costs as well as the impact of other investments we continue to make in our Company. Our guidance assumes no significant further deterioration in our wearer base as a result of additional layoffs in energy dependent markets that we service.” This guidance includes the results of Arrow Uniform, the acquisition which was completed in September 2016. The Company expects this acquisition to add between $62 million and $65 million to its annual revenues and that it will be dilutive to fiscal 2017 earnings, partially due to non-cash purchase accounting charges.

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with 240 service locations, 300,000 customer locations, and 13,000 employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, our ability to maintain and grow Arrow’s customer base and enhance its operating margins, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by the continuing adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, our ability to properly and efficiently design, construct, implement and operate our new customer relationship management (“CRM”) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 29, 2015 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Thirteen weeks ended August 27,	Thirteen weeks ended August 29,	Fifty-two weeks ended August 27,	Fifty-two weeks ended August 29,
(In thousands, except per share data)	2016	2015	2016	2015

Revenues	$363,766	$359,208	$1,468,046	$1,456,605

Operating expenses:
Cost of revenues (1)	223,220	219,442	900,427	884,664
Selling and administrative expenses (1)	62,134	72,612	284,847	294,444
Depreciation and amortization	21,656	21,262	81,612	77,113
Total operating expenses	307,010	313,316	1,266,886	1,256,221

Income from operations	56,756	45,892	201,160	200,384

Other (income) expense:
Interest expense	277	225	927	873
Interest income	(912)	(778)	(3,470)	(3,310)
Foreign exchange loss	76	230	332	1,553
Total other income	(559)	(323)	(2,211)	(884)

Income before income taxes	57,315	46,215	203,371	201,268
Provision for income taxes	21,821	17,274	78,345	76,969

Net income	$35,494	$28,941	$125,026	$124,299

Income per share – Basic
Common Stock	$1.84	$1.51	$6.51	$6.50
Class B Common Stock	$1.47	$1.21	$5.21	$5.20

Income per share – Diluted
Common Stock	$1.74	$1.43	$6.17	$6.15

Income allocated to – Basic
Common Stock	$28,097	$23,011	$99,282	$98,665
Class B Common Stock	$7,139	$5,803	$25,093	$24,761

Income allocated to – Diluted
Common Stock	$35,250	$28,821	$124,409	$123,472

Weighted average number of shares outstanding – Basic
Common Stock	15,268	15,210	15,245	15,182
Class B Common Stock	4,850	4,795	4,816	4,763

Weighted average number of shares outstanding – Diluted
Common Stock	20,223	20,142	20,154	20,079

(1)	Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	August 27, 2016 (1)	August 29, 2015
Assets
Current assets:
Cash and cash equivalents	$363,795	$276,553
Receivables, net	156,578	151,851
Inventories	78,887	80,449
Rental merchandise in service	138,105	140,384
Prepaid and deferred income taxes	10,418	204
Prepaid expenses and other current assets	29,831	12,382

Total current assets	777,614	661,823

Property, plant and equipment, net	539,818	513,853

Goodwill	320,641	313,133
Customer contracts and other intangible assets, net	38,664	40,049
Deferred income taxes	97	1,475
Other assets	25,173	2,904

	$1,702,007	$1,533,237

Liabilities and shareholders' equity
Current liabilities:
Loans payable	$—	$1,385
Accounts payable	50,884	50,826
Accrued liabilities	100,782	113,022
Accrued and deferred income taxes	969	18,878

Total current liabilities	152,635	184,111

Long-term liabilities:
Accrued liabilities	104,921	54,566
Accrued and deferred income taxes	79,670	52,352

Total long-term liabilities	184,591	106,918

Shareholders' equity:
Common Stock	1,542	1,525
Class B Common Stock	485	485
Capital surplus	72,561	67,611
Retained earnings	1,319,142	1,197,000
Accumulated other comprehensive (loss) income	(28,949)	(24,413)

Total shareholders' equity	1,364,781	1,242,208

	$1,702,007	$1,533,237

(1)

In the second fiscal quarter of 2016, the Company adopted updated accounting guidance on the presentation of deferred income taxes. This adoption required that deferred tax liabilities and assets be classified as noncurrent in the Consolidated Balance Sheet. The Company elected to account for this change in presentation prospectively and prior periods were not retroactively adjusted.

UniFirst Corporation and Subsidiaries

Detail of Operating Results

(Unaudited)

Revenues

	Thirteen weeks ended August 27,	Thirteen weeks ended August 29,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$331,749	$326,643	$5,106	1.6%
Specialty Garments	19,955	20,522	(567)	-2.8
First Aid	12,062	12,043	19	0.2
Consolidated total	$363,766	$359,208	$4,558	1.3%

	Fifty-two weeks ended August 27,	Fifty-two weeks ended August 29,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$1,329,375	$1,322,328	$7,047	0.5%
Specialty Garments	91,257	87,513	3,744	4.3
First Aid	47,414	46,764	650	1.4
Consolidated total	$1,468,046	$1,456,605	$11,441	0.8%

Income from Operations

	Thirteen weeks ended August 27,	Thirteen weeks ended August 29,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$54,189	$42,855	$11,334	26.5%
Specialty Garments	1,213	1,490	(277)	-18.5
First Aid	1,354	1,547	(193)	-12.5
Consolidated total	$56,756	$45,892	$10,864	23.7%

	Fifty-two weeks ended August 27,	Fifty-two weeks ended August 29,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$186,074	$187,586	$(1,512)	-0.8%
Specialty Garments	10,204	7,355	2,849	38.7
First Aid	4,882	5,443	(561)	-10.3
Consolidated total	$201,160	$200,384	$776	0.4%

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Fifty-two weeks ended August 27, 2016	Fifty-two weeks ended August 29, 2015
Cash flows from operating activities:
Net income	$125,026	$124,299
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	72,983	68,164
Amortization of intangible assets	8,629	8,949
Amortization of deferred financing costs	184	209
Share-based compensation	5,628	5,366
Accretion on environmental contingencies	669	603
Accretion on asset retirement obligations	826	690
Deferred income taxes	9,899	(3,473)
Changes in assets and liabilities, net of acquisitions:
Receivables	(3,949)	(3,494)
Inventories	1,467	(2,236)
Rental merchandise in service	3,945	4,900
Prepaid expenses and other current assets and Other assets	(38,443)	(4,005)
Accounts payable	49	(7,648)
Accrued liabilities	31,954	17,832
Prepaid and accrued income taxes	(11,231)	16,761
Net cash provided by operating activities	207,636	226,917

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(16,583)	(22,359)
Capital expenditures	(98,235)	(101,163)
Other	149	(747)
Net cash used in investing activities	(114,669)	(124,269)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	—	6,866
Payments on loans payable and long-term debt	(1,301)	(13,055)
Payment of deferred financing costs	(813)	—
Proceeds from exercise of Common Stock options, including excess tax benefits	5,313	7,799
Taxes withheld and paid related to net share settlement of equity awards	(5,965)	(5,002)
Payment of cash dividends	(2,878)	(2,869)
Net cash used in financing activities	(5,644)	(6,261)

Effect of exchange rate changes on cash	(81)	(11,603)

Net increase in cash and cash equivalents	87,242	84,784
Cash and cash equivalents at beginning of period	276,553	191,769

Cash and cash equivalents at end of period	$363,795	$276,553

UniFirst Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the Company’s results of operations for the periods presented. The Company believes these non-GAAP results provide useful information regarding the Company’s performance to both management and investors by excluding certain non-recurring amounts that impact the comparability of the results. A reconciliation of consolidated operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the following tables. In addition, Core Laundry Operations operating income and operating margin on a GAAP basis to adjusted operating income and adjusted operating margin on a non-GAAP basis are presented in the following tables.

	Thirteen weeks ended August 27, 2016
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin

As reported	$363,766	$56,756	$35,494	$1.74	$331,749	$54,189	16.3%
Settlement of environmental litigation	—	(15,861)	(9,691)	(0.48)	—	(15,861)	-4.8
As adjusted	$363,766	$40,895	$25,803	$1.27	$331,749	$38,328	11.6%

	Fifty-two weeks ended August 27, 2016
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin

As reported	$1,468,046	$201,160	$125,026	$6.17	$1,329,375	$186,074	14.0%
Settlement of environmental litigation	—	(15,861)	(9,691)	(0.48)	—	(15,861)	-1.2
As adjusted	$1,468,046	$185,299	$115,335	$5.69	$1,329,375	$170,213	12.8%

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.